Exhibit 99.1

JetPay Executes Agreement with the Office of the Illinois State
Treasurer to become the Payment Processor for E-Pay

Center Valley, PA – February 6, 2017 - JetPay Corporation ("JetPay" or the "Company") (NASDAQ: JTPY), a leading provider of debit and credit card processing services, payroll and human capital management, and prepaid card services, announced today that it has entered into an agreement with the Office of the Illinois State Treasurer to become the payment processor for the State’s E-Pay program. The agreement, which was awarded to the Company through its participation in a Request for Proposal process, is for an initial term of six years with four one-year renewal options. Revenues under the agreement are expected to begin in the fourth quarter of 2017. Today there are approximately 600 participants in the E-Pay program, including agencies at all levels of the Illinois State and local government, with card processing volumes expected to exceed $600 million annually. JetPay will work through its partnership with the E-Pay program to expand services and add additional government entities throughout Illinois during the term of the agreement.

“This is a tremendous opportunity for JetPay and our shareholders, and a validation of the value of our acquisition of CollectorSolutions (now JetPay Payment Services, FL) in June of last year” commented Diane Faro, CEO of JetPay. “Our JetPay Payment Services, FL operation provides us an exciting new technology platform, “MAGIC”, which we believe is the clear leader in government and utility payment services with its ease of use, its ability to integrate with our customers’ software and its real-time reporting engine. We believe these capabilities were a key element in JetPay being awarded this opportunity with the State of Illinois.” Ms. Faro continued, “The combination of JetPay’s reputation for service, along with our advanced credit and debit card processing technology, especially with the addition of the MAGIC Platform, will allow JetPay to continue to win business in the government, utility, and other industries that require a flexible and expandable processing platform.”

About JetPay Corporation

JetPay Corporation, based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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